Evergreen International Aviation, Inc. Announces Closing of Purchase of its 12-Percent Senior Second Secured Notes Due 2010

McMINNVILLE, Ore., Nov. 1, 2006 (PRIMEZONE) -- Evergreen International Aviation, Inc. ("Evergreen") announced today that it closed its purchase of 97.99% of its outstanding 12% Senior Second Secured Notes Due 2010 (the "Notes") on October 31, 2006. Evergreen accepted the entire amount of Notes tendered pursuant to the tender offer and consent solicitation. Holders of the same amount of the Notes tendered also consented to the proposed amendments to the indenture governing the Notes. Evergreen simultaneously entered into a new Senior Secured Credit Facility, a portion of the proceeds of which were used to purchase the Notes. Evergreen believes the refinancing of the Notes will provide it with greater financial flexibility and promote future growth.

About Evergreen

Evergreen International Aviation, Inc. is a portfolio of five diverse aviation companies headquartered in McMinnville, Oregon. With international operating authority and a network of global offices and affiliates, Evergreen consists of an international cargo airline that owns and operates a fleet of Boeing 747s, an unlimited aircraft maintenance, repair, and overhaul facility, a full-service helicopter company, an aircraft ground handling company, and an aircraft sales and leasing company. In addition to these endeavors, Evergreen owns and operates Evergreen Agricultural Enterprises and is headquartered near the not-for-profit Evergreen Aviation Museum, home of the Spruce Goose.

Forward-Looking Information

Certain information included in this press release may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. There are important factors that could cause our actual results to differ materially from the results discussed or implied in forward-looking statements, certain of which are beyond our control. These factors, risks and uncertainties include the following: our reliance on a few customers, particularly the U.S. Air Force Air Mobility Command and the U.S. Postal Service, with whom we currently have contracts to provide services that generate a large portion of our revenue; our future compliance with the terms of our debt agreements and other material contracts; weakness in our internal controls; general conditions in the aviation industry, including competition and demand for air cargo services; our ability to adequately maintain our fleet; the effect of government laws and regulations, particularly those relating to aviation and transportation; the effect of national, international and regional political and economic conditions and fluctuations in currency rates; risks related to our operations in dangerous locations and the hazardous cargo we carry; risks related to war, terrorist attacks, expropriation of our property and hostilities directed at U.S. companies abroad; our dependence on certain key personnel; our ability to maintain adequate insurance coverage at favorable prices; and fluctuations in the cost of fuel.

If one or more of the assumptions underlying our forward-looking statements proves incorrect, then Evergreen's actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this press release. Therefore, we caution you not to place undue reliance on our forward-looking statements. We disclaim any obligation, and make no promise, to update risk factors or forward-looking statements or to publicly announce the results of any revision to forward-looking statements, whether as a result of changes in underlying factors, to reflect new information, as a result of the occurrence of events or developments or otherwise.

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CONTACT:  Evergreen International Aviation, Inc.
          Media:  John A. Irwin
                  503.472.9361
                  Toll Free: 800.472.9361
                  john.irwin@evergreenaviation.com
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